Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

May 5, 2016

Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940

Re:	Realogy Holdings Corp.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Realogy Holdings Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of 9,800,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Realogy Holdings Corp. Amended and Restated 2012 Long-Term Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.
In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement in the form to be filed with the Commission on the date hereof; (ii) the Plan; (iii) an executed copy of a certificate of Marilyn J. Wasser, Corporate Secretary of the Company, dated May 5, 2016 (the “Secretary’s Certificate”); (iv) a copy of the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect, certified by the Secretary of State of the State of Delaware as of the date hereof and certified pursuant to the Secretary’s Certificate; (v) a copy of the Amended and Restated By-Laws of the Company, as amended to date and currently in effect, certified pursuant to the Secretary’s Certificate; (vi) certain resolutions of the Board of Directors of the Company relating to the approval of the Plan, the filing of the Registration Statement and certain related matters; (vii) a copy of the Final Report of the Inspector of Elections for the Company’s 2016 Annual Meeting of Stockholders reflecting approval of the Plan (Proposal No. 4) at such meeting; and (viii) a specimen certificate representing the Common Stock. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Realogy Holdings Corp.
May 5, 2016

In rendering the opinion set forth below, we have also assumed that (i) if issued in physical form, the certificates evidencing the Shares will be signed by one of the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock or, if issued in book-entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent; and (ii) each award agreement under which options, restricted stock, restricted stock units or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto. We have also assumed that the issuance of the Shares has been and will be properly recorded in the books and records of the Company.
Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions).
Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when such Shares have been issued in accordance with the terms and conditions of the Plan and the applicable award agreements for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJS